UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2011

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2011, Global Cash Access Holdings, Inc. (the “Company”) announced that David D. Johnson, age 59, will be appointed to the position of Executive Vice President and General Counsel of the Company, effective upon the commencement of his employment with the Company on April 1, 2011. Mr. Johnson’s term of office in this office shall be until his resignation, his removal or the appointment of his successor.

From 2003 to 2010, Mr. Johnson served as Executive Vice President, General Counsel and Secretary to International Game Technology (NYSE: IGT), a multi-national gaming technology company, where he was responsible for the direction of all legal, regulatory and governmental affairs. From 2002 to 2003, Mr. Johnson was a partner with the Las Vegas law firm of Bernhard, Bradley & Johnson. From 2000 to 2002, Mr. Johnson served as General Counsel to Anchor Gaming, Inc. (NASDAQ: SLOT), a diversified gaming company. From 1995 to 2000, Mr. Johnson served as Senior Vice President, General Counsel and Secretary to Bally Technologies, Inc. (NYSE: BYI), a Nevada-based gaming machine and technology company. From 1987 to 1995, Mr. Johnson was a partner with the Las Vegas law firm of Schreck, Jones, Bernhard, Woloson & Godfrey. From 1985 to 1987, Mr. Johnson was the Chief Deputy Attorney General of the Gaming Division of the Nevada Attorney General’s Office, where he acted as Senior Legal Counsel to the Nevada Gaming Commission and Nevada Gaming Control Board. Mr. Johnson holds a BA from the University of Nevada, Las Vegas and a JD from Creighton University School of Law.

Mr. Johnson and the Company entered into an Employment Agreement, a copy of which is attached hereto as Exhibit 10.1. Pursuant to the Employment Agreement, Mr. Johnson is entitled to receive an annual base salary of $300,000 and is eligible for a discretionary annual bonus in an amount of up to 75% of his then current base salary depending upon the achievement of certain performance criteria and goals to be determined. The target amount of the discretionary bonus, assuming the achievement of performance criteria and goals, is 50% of his then current base salary. In the event of the termination of Mr. Johnson’s employment in certain circumstances, he is entitled to twelve months salary continuation and, in certain circumstances, a bonus in an amount of 50% of his then current base salary. Pursuant to the Employment Agreement, Mr. Johnson agrees not to engage in certain competitive activities for a period of two years following the termination of his employment with the Company. The description of the Employment Agreement contained in this paragraph is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

In connection with his appointment to office, Mr. Johnson will receive an option to purchase 100,000 shares of common stock of the Company pursuant to the Company’s 2005 Stock Incentive Plan, at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of the commencement of his employment. This stock option will be issued pursuant to a Notice of Stock Option Award and Stock Option Award Agreement, the forms of which are attached hereto as Exhibit 10.2. Subject to Mr. Johnson’s continued employment with the Company, the option will vest over a four-year period, provided that the option will vest in full if Mr. Johnson’s employment is terminated without cause or for good reason. In addition, subject to Mr. Johnson’s continued employment with the Company, the option will vest in full upon a change in control of the Company. The description of the Notice of Stock Option Award and Stock Option Award Agreement contained in this paragraph is qualified in its entirety by reference to the Notice of Stock Option Award and Stock Option Award Agreement, copies of which are attached hereto as Exhibit 10.2.

On March 29, 2011, Kathryn S. Lever announced her resignation from the position of Executive Vice President and General Counsel of the Company effective April 1, 2011. Ms. Lever resigned for personal reasons. Ms. Lever has expressed to the Company her willingness to consult with and advise the Company regarding transitional matters following the effectiveness of her resignation.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document

10.1	Employment Agreement.

10.2	Notice of Stock Option Award and Stock Option Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: March 29, 2011	By:	/s/ Scott H. Betts

Scott H. Betts, Chief Executive Officer